                                                                  EXHIBIT (5)(a)


                     PLEASE READ THIS CONTRACT CAREFULLY




THE DEATH BENEFIT AND CONTRACT VALUE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT AND DEATH BENEFIT SECTIONS FOR ADDITIONAL INFORMATION. WE AGREE TO PAY THE BENEFITS OF THIS CONTRACT IN ACCORDANCE WITH ITS TERMS.


                               RIGHT TO CANCEL


We want you to be satisfied with the contract you have purchased and we urge you to examine it closely. If for any reason you are not satisfied, you may return the contract to us or an authorized representative within 10 days after receipt of the contract.

If you return the contract, it will be void from the Date of Issue, and you will receive a refund equal to the total of:

     1. the difference between any payments made, including fees or any other charges, and the amounts allocated to the Variable Account;

     2. the value of the amounts in the Variable Account on the date the returned contract is received at our Principal Office; and

     3.   any fees or other charges imposed on amounts in the Variable Account.


ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

Home Office:        Dover, Delaware
Principal Office:   440 Lincoln Street, Worcester, Massachusetts  01653

This is a legal contract between Allmerica Financial Life Insurance and Annuity Company and the owner. It is issued in consideration of the payment shown on the Specifications Page.



        /s/ Richard M. Reilly                  /s/ Abigail M. Armstrong

              President                               Secretary








           Modified Single Payment Variable Life Insurance Contract
                              Non-Participating

Form 1030-86

                                     SPECIFICATIONS


Contract Number:   Specimen

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
           [First] Insured:  John Doe                           [First] Insured's Sex: Male

     [First] Insured's Age:  35             [First] Insured's Underwriting Risk Class: Non-Smoker

------------------------------------------------------------------------------------------------------------

[           Second Insured:]                        [            Second Insured's Sex:]

[     Second Insured's Age:]                [Second Insured's Underwriting Risk Class:]

------------------------------------------------------------------------------------------------------------

             Date of Issue:  08/20/96                                   Contract Plan: Modified Single
                                                                                       Payment Variable Life
                                                                                       Insurance Contract

               Face Amount:  $318,554                         Monthly Processing Date: 1st of each month

                  Owner(s):  John Doe                                           Rider: Living Benefits Rider

      Beneficiary at Issue:  Mary Doe                             Rider Date of Issue: 08/20/96

------------------------------------------------------------------------------------------------------------

                   Payment:  $50,000

           Maximum Payment:  The greater of [$50,000] or [$4,123.06] times the current contract year.

        Final Payment Date:  08/20/60

Initial Payment Allocation:



VARIABLE SUB-ACCOUNTS                          MANAGED BY:
---------------------                          --------------
[30% Value Portfolio                           [GAMCO Investors, Inc.
 10% Growth Portfolio                          Stonehill Capital Management, Inc.
 10% International Growth Portfolio            Bee & Associates Incorporated
 10% Global Strategic Income Portfolio         Fischer, Francis, Trees & Watts, Inc.
 10% Global Interactive/Telecomm Portfolio     GAMCO Investors, Inc.
 20% Money Market Fund]                        Allmerica Asset Management, Inc.]

      FIXED ACCOUNT
      -------------
10%  Initial Interest Rate: [4%]

Form 9030-96                           3

[First] Insured:   John Doe                       Contract Number:    Specimen
[Second Insured:]

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Minimum Additional Payment:             [$10,000]
Minimum Fixed Account Interest Rate:    [4% of value not subject to Outstanding Loan]
                                        [4% of value securing Outstanding Loan - not preferred loan]
                                        [5 1/2% of value securing Outstanding Loan - preferred loan]
Outstanding Loan Interest Rate          [6%]
Maximum Loan Amount:                    [90% of Contract Value less the surrender charge]
Minimum Loan Amount:                    [$1,000]
Minimum Balance After Withdrawal:       [$25,000]
Free Withdrawal Amount:                 [10% of Contract Value]

Fees and Deductions:                                         CURRENT                  GUARANTEED
-------------------                                          -------                  ----------
Administration Charge:                                       [0.40%]   Annually (1)   [0.40%]   Annually (1)
Distribution Fee (Contract Years 1 - 10):                    [0.30%]   Annually (1)   [0.30%]   Annually (1)
Federal & State Payment Tax Charge (Contract Years 1 - 10):  [0.40%]   Annually (1)   [0.40%]   Annually (1)
Insurance Protection Charge:                                 [0.50%]   Annually (1)   See Page 5
Mortality & Expense Risk Charge:                             [0.90%]   Annually (2)   [0.90%]   Annually (2)
Monthly Maintenance Fee:                                     [$2.50]    Monthly (3)   [$2.50]    Monthly (3)

(1) This charge is deducted monthly from the Contract Value on a Pro Rata basis. The monthly charge is equal to one-twelfth of this factor times the Contract Value.

(2) This charge is deducted daily from the Variable Accounts on a pro rata basis.

(3) This charge is deducted only when the Contract Value is less than [$50,000.]

If you have any questions, need information about your coverage or require assistance, please call our Principal Office. The number is [(508)855-1000].


Form 9030-96                           4

[First] Insured:    John Doe                          Contract Number:  Specimen
[Second Insured:]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           GUARANTEED MAXIMUM MONTHLY INSURANCE PROTECTION RATE TABLE


--------------------------------------------------------------------------------
       [Age]                                  [Age]
   [Age Younger    Insurance Protection    [Age Younger    Insurance Protection
     Insured]         Rate Per $1,000         Insured]        Rate Per $1,000
--------------------------------------------------------------------------------
        35                 0.14                  65                1.87
        36                 0.15                  66                2.07
        37                 0.16                  67                2.29
        38                 0.17                  68                2.53
        39                 0.18                  69                2.79
        40                 0.19                  70                3.09
        41                 0.21                  71                3.44
        42                 0.22                  72                3.83
        43                 0.24                  73                4.29
        44                 0.26                  74                4.79

        45                 0.28                  75                5.33
        46                 0.31                  76                5.90
        47                 0.33                  77                6.51
        48                 0.36                  78                7.15
        49                 0.39                  79                7.84
        50                 0.42                  80                8.62
        51                 0.46                  81                9.49
        52                 0.51                  82                10.50
        53                 0.56                  83                11.62
        54                 0.62                  84                12.86

        55                 0.68                  85                14.17
        56                 0.75                  86                15.56
        57                 0.83                  87                17.00
        58                 0.91                  88                18.48
        59                 1.01                  89                20.04
        60                 1.11                  90                21.69
        61                 1.23                  91                23.48
        62                 1.36                  92                25.50
        63                 1.51                  93                27.96
        64                 1.69                  94                31.38

                                                 95                36.79
                                                 96                46.58
                                                 97                67.04
                                                 98                83.33
                                                 99                83.33
--------------------------------------------------------------------------------

                [Note: Single life, Male, Age 35, Non-smoker]
                 [Based on 1980 CSO Age Last Birthday Table]


Form 9030-96                           5

[First] Insured:   John Doe                           Contract Number: Specimen
[Second Insured:]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     GUIDELINE MINIMUM SUM INSURED TABLE


------------------------------------------------------------------------
          [Age]                            [Age]
    [Younger Insured                 [Younger Insured
           Age]        Percentage           Age]         Percentage
------------------------------------------------------------------------
        [thru 40          250%              60               130%
           41             243%              61               128%
           42             236%              62               126%
           43             229%              63               124%
           44             222%              64               122%
           45             215%              65               120%
           46             209%              66               119%
           47             203%              67               118%
           48             197%              68               117%
           49             191%              69               116%
           50             185%              70               115%
           51             178%              71               113%
           52             171%              72               111%
           53             164%              73               109%
           54             157%              74               107%
           55             150%          75 thru 90           105%
           56             146%              91               104%
           57             142%              92               103%
           58             138%              93               102%
           59             134%              94               101%
                                        95 and over          100%]
------------------------------------------------------------------------

         SURRENDER CHARGE TABLE (PERCENT OF TOTAL PAYMENTS WITHDRAWN)

------------------------------------------------------------------------
    Contract    Contingent Deferred  Unrecovered          Total
      Year*         Sales Load       Payment Tax    Surrender Charge
------------------------------------------------------------------------
      [ 1              7.5%             2.25%             9.75%
        2              7.5%             2.00%             9.50%
        3              6.0%             1.75%             7.75%
        4              6.0%             1.25%             7.50%
        5              4.5%             1.25%             5.75%
        6              4.5%             1.00%             5.50%
        7              3.0%             0.75%             3.75%
        8              3.0%             0.50%             3.50%
        9              1.5%             0.25%             1.75%
       10                0%                0%                0%]
------------------------------------------------------------------------

* For a contract that lapses and is restored, see Reinstatement provisions.

Form 9030-96                           6

                              DEFINITIONS

AGE means how old the Insured is on his/her last birthday measured on the Date of Issue and each contract anniversary.

APPLICATION                   is the form you complete to apply for this
                              contract.  It contains your payment, payment
                              allocation and other information that enable us to
                              prepare this contract.   If a medical
                              questionnaire or other forms are required, they become a part of the application. It is signed by you and the Insured and becomes a part of this contract.

ASSIGNEE is the person to whom you have transferred your ownership of this contract.

COMPANY means Allmerica Financial Life Insurance and Annuity Company, also referred to as we, our, and us.

CONTRACT CHANGE               means any change in the Underwriting Risk Class or
                              the addition or deletion of a Rider.

CONTRACT VALUE                is the sum of your values in the Variable Account
                              and the Fixed Account.

DATE OF ISSUE                 is stated on the Specifications Page.  Contract
                              months, years and anniversaries are measured from this date.

EARNINGS means the amount by which the Contract Value exceeds the sum of the payments made less any payments that were previously considered withdrawn. Earnings are calculated on each Monthly Processing Date.

EVIDENCE OF INSURABILITY      is the information, including medical information,
                              that we use to decide the Underwriting Risk Class of the Insured.

FACE AMOUNT                   is the amount of insurance coverage.  The Face
                              Amount is shown on the Specifications Page of the contract. The death benefit is based on the Face
                              Amount; see the Death Benefit section.

FINAL PAYMENT DATE            is the contract anniversary before the insured's
                              (younger insured's) 100th birthday. This date is shown on the Specifications Page. The net death benefit after this date will equal the Contract
                              Value minus any Outstanding Loan.

FIXED ACCOUNT                 is the part of the Company's General Account to
                              which all or a portion of a payment or transfer may be allocated.

FUND is a separate investment series for investment by a Sub-Account of the Variable Account.

GENERAL ACCOUNT               is the assets of the Company that are not
                              allocated to a Separate Account.

INSURANCE PROTECTION AMOUNT   is the death benefit minus the Contract Value.

INSURED is the person or persons covered as indicated on the Specifications Page. If more than one person is named, all provisions of the Contract that are based on the death of the "Insured" will be based on the date of death of the last survivor of the persons named.

Form 1030-96                           7

MONTHLY INSURANCE             is the amount of money that we deduct from the
PROTECTION CHARGE             Contract Value each month to pay for the
                              insurance.

MONTHLY PROCESSING DATE       is the date the monthly charges are deducted from
                              the Contract Value. This date is shown on the Specifications Page. If the Company is not open on this date, the Monthly Processing Date will be the next business date.

OUTSTANDING LOAN              means all unpaid contract loans plus interest due
                              or accrued on such loans.

PRINCIPAL OFFICE              is the Company's office at 440 Lincoln Street,
                              Worcester, Massachusetts, 01653.

PRO RATA refers to an allocation among the Sub-Accounts of the Variable Account and the Fixed Account. A Pro Rata allocation will be in the same proportion that the Contract Value in each Sub-Account of the Variable Account and the Contract Value in the Fixed Account (other than value that is subject to Outstanding Loan) have to the total Contract Value.

RIDER is an optional benefit that may be added to your contract.

SEPARATE ACCOUNT              is a segregated account established by the
                              Company. The assets are not commingled with the Company's general assets.

SPECIFICATIONS PAGES          contain information specific to your contract and
                              are located after the Table of Contents.

SUB-ACCOUNTS                  are subdivisions of the Variable Account investing
                              exclusively in the shares of one or more Funds.

UNDERWRITING RISK CLASS       means the insurance risk classification that we
                              assign to the Insured based on the information in the Application and any other Evidence of Insurability we obtain. The Underwriting Risk
                              Class affects the Monthly Insurance Protection
                              Charge.

VARIABLE ACCOUNT              is the Company's Separate Account, consisting of
                              Sub-Accounts that invest in the underlying Funds.

WRITTEN REQUEST               is a request you make in written form that is
                              satisfactory to us and filed at our Principal
                              Office.

YOU OR YOUR                   means the owner of this contract as shown in the
                              Application or in the latest change filed with us.


Form 1030-96                           8

                              GENERAL TERMS

ENTIRE CONTRACT               This contract, with a copy of the Application, and
                              any attached endorsements, is the entire contract between you and us. The entire contract also includes: a copy of any Application to change to a better Underwriting Risk Class, any new
                              Specifications Pages, and any supplemental pages issued.

                              We assume that the information you and the Insured provide in any Application is accurate and complete to the best of your knowledge. If we contest this contract or deny a claim, we may use only the information you and the Insured provided in an Application. Our representatives are not permitted to change this contract or extend the time for making payments. Only our President, a Vice President or Secretary may change the provisions of this contract, and then only in writing.

RIGHT TO CONTEST THE          A contest is any action taken by us to cancel your
CONTRACT IS LIMITED           insurance or deny a claim based on untrue or
                              incomplete answers in your Application. We cannot contest the Face Amount of the contract if it has been in force for two years from the Date of Issue and the Insured is alive at the end of this two-year period.

                              If the Underwriting Risk Class is changed at your request, we cannot contest the change after it has been in force for two years from its effective date and the Insured is alive.

NON-PARTICIPATING             No insurance dividends will be paid on this
                              contract.

ADJUSTMENT OF INTEREST        We determine the Fixed Account interest rates used
RATES                         to calculate the Contract Value, subject to the
                              guarantees on the Specifications Page. Any changes in these rates will be based on changes in our future expectations for our investment earnings.

SUICIDE EXCLUSION             If an Insured, while sane or insane, commits
                              suicide within two years of the Date of Issue of this contract, we will not pay a death benefit.
                              The beneficiary will receive only the total amount of payments made to us less any Outstanding Loan and amounts withdrawn.

NOTICE OF FIRST TO DIE        In the case of second-to-die insurance, upon the
                              death of the Insured who dies first, the owner agrees to mail to the Principal Office, within 90 days of the date of death, or as soon thereafter as is reasonably possible, proof of death.

MISSTATEMENT OF AGE OR        On the date of death of the insured, the death
SEX                           benefit will be reduced or increased if the Age or
                              sex is misstated. The adjustment will be based upon the ratio of the Maximum Payment for this contract to the Maximum Payment for the contract issued at the correct Age or sex.

PROTECTION OF BENEFITS        To the extent allowed by law, the benefits
                              provided by this contract cannot be reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate, or encumber the Contract Value or benefit unless you give them this right.

PERIODIC REPORT               We will mail a report to you at your last known
                              address at least once a year. This report will provide the following information:

                              - Contract Values in each Sub-Account and in the
                                Fixed Account;

                              - the value of the contract if surrendered;


Form 1030-96                           9

                              - payments made by you and charges deducted by us
                                 since the last report;

                              - the Outstanding Loan and any other information
                                 required by law; and

                              - the death benefit.


Form 1030-96                          10

                              INFORMATION ABOUT YOU AND THE BENEFICIARY

OWNER The owner of the contract is shown on the Specifications Page. The owner may change the ownership of this contract without the consent of any beneficiary. However, an irrevocable beneficiary must agree to the change in writing.

ASSIGNMENT                    You may change the ownership of this contract by
                              sending us a Written Request. An absolute assignment will transfer ownership of the contract from you to another person called the Assignee.

                              You may also assign this contract as collateral to a collateral Assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

                              An assignment will take place only when the Written Request is recorded at our Principal Office. When recorded, it will take effect on the date it was signed by you. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any Assignee's interest is valid.

BENEFICIARY                   You name the beneficiary to receive the net death
                              benefit. The beneficiary's interest will be affected by any assignment you make. If you assign this contract as collateral, all or a portion of the net death benefit will first be paid to the collateral Assignee; any money left over from the amount due the Assignee will go to those otherwise entitled.

                              Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by Written Request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this contract. Unless you have asked otherwise, the beneficiary will be revocable.

                              Any change of the beneficiary must be made while the Insured is living. This change will take place on the date the request is signed, even if the Insured is not living on the day we receive it at the Principal Office. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the Written Request.

                              If a beneficiary dies before the Insured, his or her interest in this contract will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the Insured, the net death benefit will pass to you or your estate.

COMMON DISASTER OPTION        The common disaster option may be elected by
                              Written Request. If the common disaster option is in effect on the date of the Insured's death, the beneficiary must be alive a certain number of days following the Insured's date of death in order to be entitled to receive a benefit. Otherwise, we will pay the net death benefit as though the beneficiary died before the Insured. The number of days that the beneficiary must live after the Insured's death is selected by you when you elect the common disaster option.

Form 1030-96                          11

                              WHAT YOU SHOULD KNOW ABOUT THE PAYMENTS

PAYMENTS This contract will not be in force until the payment is made to us. The payment must be sent to either our Principal Office or an authorized representative. If you request it in writing, we will send you a signed receipt after the payment is received.

                              Additional payments under the contract will be permitted prior to the Final Payment Date only under the following circumstances:

                              1. An additional payment is required to keep the
                                 contract in force subject to the Grace Period provisions.

                              2. An additional payment is required for
                                 reinstatement.

                              3. Additional payments may be made at any time
                                 provided total payments do not exceed the Maximum Payment shown on the Specifications Page. The minimum amount of the additional payment is indicated on the Specifications Page. We may require Evidence of Insurability if the additional payment would increase the net death benefit. A payment received while there is an Outstanding Loan on the contract will be considered a loan repayment rather than an additional payment.

GRACE PERIOD                  This contract will terminate 62 days after a
                              Monthly Processing Date on which the surrender value is less than zero. The 62 day period is a grace period. At least 61 days before the end of the grace period, we will mail the owner and any Assignee written notice of the amount of payment that will be required to continue this contract in force. The required payment will be no greater than the amount required to pay the monthly deductions for three months as of the day the grace period began. If that payment is not paid by the end of the grace period, the contract will terminate without value.

                              The death benefit during the grace period will be
                              reduced by any overdue charges.  The contract will
                              lapse if the amount shown in the notice remains
                              unpaid at the end of the grace period.  The
                              contract terminates on the date of lapse.
REINSTATEMENT                 If this contract has lapsed or foreclosed for
                              failure to pay loan interest and has not been surrendered, it may be restored (called
                              "reinstated" in this contract) within three years after the date of default or foreclosure. We will reinstate the contract on the Monthly Processing
                              Date following the day we receive all of the following items:

                              - a written Application for reinstatement;

                              - Evidence of Insurability showing the Insured is
                                insurable according to our underwriting rules at that time;

                              - a payment sufficient to cover the cost of all
                                contract charges that were due and unpaid during the grace period;

                              - a payment large enough to keep the contract in
                                force for three months; and

                              - a payment or reinstatement of any loans against
                                the contract that existed at the end of the grace period.

Form 1030-96                          12

                              Your reinstatement payment will be allocated to the Fixed Account until we approve your Application. At that time, we will transfer the reinstatement payment, plus accrued interest, as you directed in your last payment allocation request.

                              The Contract Value on the reinstatement date is:

                              - the payment to reinstate the contract, including
                                the interest earned from the date we received your payment; plus

                              - an amount equal to the Contract Value less any
                                Outstanding Loan on the default date; less

                              - the monthly deductions due on the reinstatement
                                date.

                              For the purpose of measuring the surrender charge period, the contract will be reinstated as of the date of default. The surrender charge on the reinstatement date is the charge that was in effect on the date of default.


Form 1030-96                          13

                              WHAT YOU SHOULD KNOW ABOUT YOUR CONTRACT VALUE

                              Your Contract Value is the sum of the Variable Account value and the Fixed Account value.

ALLOCATION OF INITIAL         If you make a payment with your Application or at
PAYMENTS                      any time before your right to examine the contract
                              expires, we may put that payment into the Money
                              Market Fund Sub-Account on the date it is received at our Principal Office or the Date of Issue, if later. We will transfer the Contract Value as you directed in your Application, or by later request, no later than the expiration of the period during which you may exercise your right to cancel the contract.

MONTHLY DEDUCTION             Beginning on the date this contract is issued and
                              on every Monthly Processing Date until the Final
                              Payment Date, we will deduct the following monthly charges Pro Rata from the Contract Value:

                              - the Administration Charge;

                              - the Distribution Fee;

                              - the Federal & State Payment Tax Charge;

                              - the Insurance Protection Charge; and

                              - the Monthly Maintenance Fee.

                              These amounts are shown on the Specifications
                              Page.

                              Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

ADMINISTRATION CHARGE         The Administration Charge compensates us for the
                              cost of providing administrative services attributable to this Contract.

DISTRIBUTION FEE              The Distribution Fee compensates us for
                              distribution expenses.

FEDERAL & STATE PAYMENT       This charge compensates us for federal, state and
TAX CHARGE                    local taxes we must pay.

INSURANCE PROTECTION          The Insurance Protection Charge compensates us for
CHARGE                        the cost of providing a death benefit in excess of
                              the Contract Value. This charge will not exceed the guaranteed maximum Insurance Protection
                              Charge.  The guaranteed maximum Insurance
                              Protection Charge for any contract month is equal to (a) times (b), where;

                              (a) is the rate shown in the Guaranteed Maximum
                                  Monthly Insurance Protection Table shown on the Specifications Page, and

                              (b) is the Insurance Protection Amount.

                              The insurance protection rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We may change the monthly insurance protection rate from time to time based on our expectations as to future experience for mortality, expenses, taxes, or persistency. Any change in insurance protection rates will apply to all individuals in the same Underwriting Risk Class as the Insured. We will review the actual insurance protection rates for this contract

Form 1030-96                          14
                              whenever we change these rates for new contracts. In any event, rates will be reviewed no more often than once each year, but not less than once in a five-year period.

MONTHLY MAINTENANCE           The Monthly Maintenance Fee shown on the
FEE                           Specifications Page will be deducted on each
                              Monthly Processing Date.


Form 1030-96                          15

                              WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT

VARIABLE ACCOUNT              The value of your contract will vary if it is
                              funded through investments in the Sub-Accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the contracts that are supported by this account will not be charged with liabilities that arise out of any other business we conduct.

                              This account, established to support variable life insurance contracts, is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Delaware.

                              This account has several Sub-Accounts. Each Sub-Account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its Sub-Accounts. A list of the available Sub-Accounts in which you may choose to invest is on the Application.

VARIABLE ACCOUNT              The portion of the payment you make to us which is
CONTRACT VALUE                not allocated to the Fixed Account will be
                              allocated to the Money Market Fund Sub-Account on the date we receive the payment or the Date of Issue, if it occurs after the date we receive the payment. This value will be transferred to the Sub-Accounts in accordance with your payment allocation no later than the expiration of the period during which you may exercise your right to cancel the contract. Payments made thereafter that are allocated to the Sub-Accounts will purchase additional units of the Sub-Accounts.

                              The number of units purchased in each Sub-Account is equal to the portion of the payment allocated to the Sub-Account, divided by the value of the applicable unit as of the valuation date the payment is received at our Principal Office, or on the valuation date that value is transferred to the Sub-Account from another Sub-Account or the Fixed Account.

                              The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or
                              (2) reduced because of a transfer, contract loan, partial withdrawal, partial withdrawal transaction charge, monthly deductions, surrender or surrender charge allocated to the Sub-Account. Any transaction described in (2) will result in the cancellation of an appropriate number of units.
                              On each valuation date, we will value the assets of each Sub-Account where activity has occurred. The Contract Value in a Sub-Account at any time is equal to the number of units this contract then has in that Sub-Account multiplied by the Sub-Account's unit value. The value of a unit for any Sub-Account for any valuation period is determined by multiplying that Sub-Account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

NET INVESTMENT FACTOR         This measures the investment performance of a Sub-
                              Account during the valuation period that has just ended. The net investment factor is the result of
                              (a) plus (b), divided by (c), minus (d) where:

                              (a) is the net asset value per share of a Fund
                                  share held in the Sub-Account determined at the end of the current valuation period, plus

Form 1030-96                          16

                              (b) is the per share amount of any dividend or
                                  capital gain distributions made by the Fund on shares held in the Sub-Account if the "ex-dividend " date occurs during the current valuation period.

                              (c) is the net asset value per share of a Fund
                                  share held in the Sub-Account determined as of the end of the immediately preceding valuation period.

                              (d) is a charge for mortality and expense risks
                                  in the valuation period.  The current
                                  mortality and expense risk charge is shown on the Specifications Page. This charge may be increased or decreased, but will never exceed the maximum mortality and expense risk charge shown on the Specifications Page. Expense and mortality results may not adversely affect this maximum charge.

                              Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right, subject to any required regulatory approvals, to change the method we use to determine the net investment factor.

VALUATION DATES AND           A valuation date is each day that the New York
PERIODS                       Stock Exchange (NYSE) is open for business and any
                              other day that there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable
                              Account. A valuation period is the period between valuation dates.

ADDITION, DELETION OR         We may not change the investment policy of the
SUBSTITUTION OF               Variable Account without the approval of the
INVESTMENTS                   Insurance Commissioner of Delaware.  This approval
                              process is on file with the Commissioner of your state.

                              We reserve the right, subject to compliance with applicable law, to add, delete, or substitute the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any Fund is no longer appropriate for the purposes of the Variable Account.

                              We will notify you before we substitute any of your shares in the Variable Account. This will not, however, prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts when requested by the contract owner.

                              We reserve the right to establish other Sub-
                              Accounts, and to make them available to any class or series of policies as we think appropriate. Each new Sub-Account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing Sub-Accounts of the Variable Account and to transfer the assets between Sub-Accounts, when allowed by law.

                              If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this contract by written notice to reflect the substitution or change. If we think it is in the best interests of our contract owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if registration is no longer required. We may also combine it with other Separate Accounts.

Form 1030-96                          17

FEDERAL TAXES                 If we must pay taxes on the Variable Account, we
                              will charge you for that tax. Although the Variable Account is currently not taxable, we reserve the right to charge for taxes if it becomes taxable.

SPLITTING OF UNITS            We reserve the right to split the value of a unit,
                              to either increase or decrease the number of units. Any splitting of units will have no material effect on contract benefits.

                              WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT

FIXED ACCOUNT                 The Fixed Account is a part of our General
                              Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other Separate Accounts.
                              Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

FIXED ACCOUNT INTEREST        The interest rate credited to Contract Value in
RATES                         the Fixed Account is set by us.  We will review
                              this interest rate from time to time, at least once a year. The following guarantees apply to money in the Fixed Account:

                              - The interest rate in effect on the Date of Issue
                                is guaranteed until the next contract
                                anniversary, unless you borrow money from that Contract Value.

                              - The interest rate in effect on the day funds are
                                transferred from a Sub-Account of the Variable Account to the Fixed Account is guaranteed until the next contract anniversary, unless you borrow from that Contract Value.

                              - The interest rate in effect on a contract
                                anniversary is guaranteed for one year for those Contract Values in the Fixed Account on the contract anniversary as long as those values remain in the Fixed Account and are not borrowed.

                              - The interest rate(s) we use for that portion of
                                the Contract Value that equals the Outstanding Loan will be at least the minimum rates shown on the Specifications Page. One of the rates shown is the Preferred Loan Rate which applies only to the portion of the Outstanding Loan that is secured by Earnings.


FIXED ACCOUNT CONTRACT        On each Monthly Processing Date, the Contract
VALUE                         Value of the Fixed Account is equal to:

                              - the Contract Value in this account on the
                                preceding Monthly Processing Date increased by one month's interest, plus

                              - payments received since the last Monthly
                                Processing Date that are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us, plus

                              - Variable Account Contract Value transferred to
                                the Fixed Account from any Sub-Accounts since the preceding Monthly Processing Date, increased by interest from the date the Contract Value is transferred, minus

                              - Contract Value transferred from the Fixed
                                Account to a Sub-Account since the preceding
                                Monthly Processing Date and interest accrued on these transfers from the transfer date to the Monthly Processing Date, minus

                              - partial withdrawals from the Fixed Account,
                                partial withdrawal transaction charges and surrender charges since the last Monthly Processing Date, interest accrued on these withdrawals, and charges from the withdrawal date to the Monthly Processing Date, minus

                              - the portion of the Monthly Deductions allocated
                                to the Contract Value in the Fixed Account.

                              During any contract month the Fixed Account
                              Contract Value will be calculated on a consistent basis.

BASIS OF VALUE OF THE         We base the minimum surrender value in the Fixed
FIXED ACCOUNT                 Account on the minimum Fixed Account interest
                              rates and mortality table shown on the
                              Specifications Page. Actual Contract Values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State
                              Insurance Department. All values equal or exceed the minimums required by law in the state in which this contract is delivered.

                              WHAT YOU SHOULD KNOW ABOUT TRANSFERS

                              While the contract is in force, you may transfer amounts between the Fixed Account and the Sub-Accounts or among Sub-Accounts on request.

                              You may transfer, without charge, all of the Contract Value in the Variable Account to the Fixed Account once during the first 24 months after the contract is issued in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted with our approval.

                              We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer.

                              We also reserve the right to limit the number of transfers that can be made in each contract year and set other reasonable rules controlling transfers.

                              If a transfer would reduce the Contract Value in a Sub-Account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred.

                              You will not be charged for the first twelve transfers in a contract year, but a transfer charge of up to $25 may be made on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. There is no charge for transfers that result from a contract loan or repayment of a loan.

                              WHAT YOU SHOULD KNOW ABOUT BORROWING FROM YOUR CONTRACT

                              To borrow from this contract, the only collateral you will need is the contract itself.

AMOUNT YOU MAY BORROW         The maximum loan amount is 90% of the Contract
                              Value less the surrender charge. You may borrow an amount subject to the minimum shown on the Specifications Page, up to the maximum loan amount minus any Outstanding Loan.

                              If you do not specify from which accounts you want to borrow, we will allocate the loan Pro Rata. In order to secure the Outstanding Loan, we will transfer the Contract Value in each Sub-Account equal to the contract loan allocated to each Sub-Account to the Fixed Account.

LOAN INTEREST                 You will pay interest on your loan at an annual
                              rate indicated on the Specifications Page.
                              Interest accrues daily and is payable at the end of each contract year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the Contract Value in the Fixed Account, we will offset this shortfall by transferring funds from the Sub-Accounts to the Fixed Account. We will allocate the transferred amount among the Sub-Accounts in the same proportion that the value in each Sub-Account has to the total value in all of them.

REPAYING THE                  You may repay the Outstanding Loan at any time
OUTSTANDING LOAN              before this contract lapses.  When you repay it,
                              we will transfer the Contract Value that is securing the loan in the Fixed Account to the various Sub-Accounts and increase the value in them. You may tell us how to allocate repayments. Otherwise, we may allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred to secure the Outstanding Loan.

FORECLOSURE                   If at any time the amount of the Outstanding
                              Loan is higher than the Contract Value minus the surrender charge, we will terminate the contract. We will mail a notice of this termination to the last known address of you and any Assignee. If the excess Outstanding
                              Loan is not paid within 62 days after this notice is mailed, the contract will terminate with no value. You may reinstate this contract according to the Reinstatement provision.

                              WHAT YOU SHOULD KNOW ABOUT SURRENDERS AND PARTIAL WITHDRAWALS

SURRENDER                     You may cancel this contract and receive its
                              surrender value as long as the Insured is living on the date we receive your Written Request at our Principal Office. The contract will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.

SURRENDER VALUE               The surrender value equals the Contract Value
                              minus the Outstanding Loan and surrender charge.
                              You will find the surrender charge on the Specifications Page.

PARTIAL WITHDRAWALS           You may withdraw part of the surrender value on
                              Written Request.  Each withdrawal must be at least
                              $1,000.  We will deduct a 2% withdrawal
                              transaction charge (maximum $25) from the Contract
                              Value each time you make a partial withdrawal.

                              We will not permit a partial withdrawal if it reduces the Contract Value amount to less than the minimum amount shown on the Specifications Page.

                              The Face Amount will be reduced proportionately based on the ratio of the amount of the partial withdrawal and charges to the Contract Value on the date of withdrawal. The Contract Value will be reduced by the amount of the partial withdrawal, the partial withdrawal transaction charge and any applicable surrender charges.

                              If you do not allocate a partial withdrawal and its charges between the Fixed Account and each Sub-Account, we will automatically allocate them Pro Rata.

FREE WITHDRAWAL AMOUNT        The free withdrawal amount will not be subject to
                              the surrender charge as described on the Specifications Page. This amount equals (a) minus
                              (b), where:

                              (a) is the free withdrawal amount shown on the
                                  Specifications Page, and

                              (b) is the total of the withdrawals (or portions
                                  of them) made in the same contract year that were exempt from the surrender charge.

                              The free withdrawal amount is first deducted from Earnings. Withdrawals in excess of the free withdrawal amount are deducted from payments not previously considered withdrawn on a last-in, first-out basis. Surrender charges applicable to the excess withdrawal are described on the Specifications Page.

POSTPONEMENT OF               We may postpone any transfer from the Variable
PAYMENT                       Account, or payment of any amount payable on:
                              - surrender
                              - partial withdrawal
                              - transfer
                              - contract loan
                              - death of the Insured

                              The postponement will continue during any period when:
                              - trading on the New York Stock Exchange is
                                restricted as determined by the Securities and Exchange Commission, or the New York Stock Exchange is closed for days other than weekends and holidays, or

                              - the Securities and Exchange Commission by order
                                has permitted such suspension, or

                              - the Securities and Exchange Commission has
                                determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

                              We also may postpone any transfer from the Fixed Account or payment of any portion of the amount payable on a surrender, partial withdrawal or contract loan from the Fixed Account for not more than six months from the day we receive your Written Request and your contract, if it is required. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to make payments on our policies.

                              WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT

NET DEATH BENEFIT             If the Insured dies before the Final Payment Date,
                              we will pay the net death benefit upon receipt at
                              the Principal Office of proof of the Insured's
                              death.  The net death benefit is the Face Amount
                              at the time of death or the guideline minimum sum
                              insured, if greater, reduced by any Outstanding
                              Loan, rider charges and monthly deductions due and
                              unpaid through the contract month in which the
                              Insured dies, as well as any partial withdrawals
                              and surrender charges.  We will pay interest from
                              the date of death to the date the net death
                              benefit is paid.  If the Insured dies after the
                              Final benefit Payment Date, we will pay the
                              Contract Value minus any Outstanding Loans.   We
                              will pay interest from the date we receive the death certificate. If you choose a lump sum payment, the interest rate will be at least 3% a year, or the minimum rate set by law, if greater.

REQUIRED MINIMUM              In order to qualify as "life insurance" under the
AMOUNT OF DEATH BENEFIT       federal tax law, this contract must provide a
                              minimum death benefit. This is called the "guideline minimum sum insured" in the tax code.
                              This is calculated by multiplying the Contract
                              Value by the percentages shown on the
                              Specifications Page. The guideline minimum sum insured varies by Age. The amounts shown in the Table are determined according to federal tax law, and will be adjusted according to any changes in that law.


Form 1030-96                          25

                            WHAT YOU SHOULD KNOW ABOUT THE BENEFIT OPTIONS

BENEFIT OPTIONS             You may choose one of the following options for
                            receiving the surrender value or the net death benefit. We will give the payee a certificate describing the benefit option you selected. If you make no choice, we will pay the benefits in a single, lump sum.

                            We will pay all benefits from the Fixed Account. Benefits may not be allocated to the Variable Account. The amounts payable under these options, for each $1,000 applied, will be:

                            (a) the rate per $1,000 of benefit based on our non-
                                guaranteed current benefit option rates for this class of contracts, or

                            (b) the rate in this contract for the applicable
                                benefit option, whichever is greater.

                            If you choose a benefit option, the beneficiary may, when filing a proof of claim, pay us any amount that otherwise would be deducted from the proceeds.

OPTION A:  BENEFITS FOR A   We will make equal payments for any selected number
SPECIFIED NUMBER OF         of years up to 30 years.  These payments may be
YEARS (TABLE A)             made annually, semi-annually, quarterly or monthly,
                            whichever you choose.

OPTION B:  LIFETIME         Benefits are based on the age of the person who
MONTHLY BENEFIT (TABLE      receives the money (called the payee) on the date
B)                          the first payment will be made.  You may choose one
                            of the three following options to specify when benefits will cease:

                            - when the payee dies with no further benefits due
                              (Life Annuity);

                            - when the payee dies but not before the total
                              benefit payments made by us equals the amount applied under this option (Life Annuity with Installment Refund); or

                            - when the payee dies but not before 10 years have
                              elapsed from the date of the first payment (Life Annuity with Payments Guaranteed for 10 years).

OPTION C:  INTEREST         We will pay interest at a rate we determine
BENEFITS                    each year.  It will not be less than 3% per
                            year.  We will make payments annually,
                            semi-annually, quarterly, or monthly, whichever is preferred. These benefits will stop when the amount left has been withdrawn. If the payee dies, any unpaid balance plus accrued interest will be paid in a lump sum.

OPTION D:  BENEFITS FOR A
 SPECIFIED AMOUNT           Interest will be credited to the unpaid balance and
                            we will make payments until the unpaid balance is gone. We will credit interest at a rate we determine each year, but not less than 3%. We will make payments annually, semi-annually, quarterly, or monthly, whichever is preferred. The benefit level chosen must provide for an annual benefit of at least 8% of the amount applied.

OPTION E:  LIFETIME         We will pay a benefit jointly to two payees during
MONTHLY BENEFITS FOR TWO    their joint lifetime.
PAYEES (TABLE E)
                            After one payee dies, the benefits to the survivor will be:

                            - the same as the original amount, or

                            - in an amount equal to 2/3 of the original amount.

Form 1030-96                          26

                            Benefits are based on the payees' ages on the date the first payment is due. Benefits will end when the second payee dies.

SELECTING BENEFIT           The amount we apply under any one option for any
OPTIONS                     one payee must be at least $5,000, and the periodic
                            payment for any one payee must be at least $50.

                            You may change any option you select before the net death benefit is paid, subject to the Owner and Beneficiary provisions. If you make no selection, the beneficiary may choose an option when the benefits become payable.

                            If the amount of monthly income benefits under Option B for the age of the payee is the same for different periods certain, the payee will be entitled to the longest period certain for the payee's age.

                            You may give the beneficiary the right to change from Option C or D to any other option at any time. If Option C or D is chosen by the payee when this contract becomes a claim, the payee may reserve the right to change to any other option. The payee who elects to change options must be the payee under the option selected.

ADDITIONAL DEPOSITS         An additional deposit may be added to any proceeds
                            when they are applied under Option B and E. We reserve the right to limit the amount of any additional deposit. We may levy a charge of no more than 3% on any additional deposits.

RIGHTS AND LIMITATIONS      A payee has no right to assign any amount payable
                            under any option, nor to demand a lump sum benefit in place of any amount payable under Options B or
                            E. A payee will have the right to receive a lump sum in place of installments under Option A. The payee must provide us with a Written Request to reserve this right. If the right to receive a lump sum is exercised, we will determine the lump sum benefit at the same interest rates used to calculate the installments. The amount left under Option C and any unpaid balance under Option D, may be withdrawn only as noted in the Written Request selecting the option.

                            A corporate or fiduciary payee may select only Option A, C or D, subject to our approval.

BENEFIT DATES               The first payment under any option, except Option
                            C, will be due on the date this contract matures, by death or otherwise, unless another date is designated. Benefits under Option C begin at the end of the first benefit period.

                            The last payment under any option will be made as stated in the option's description. However, if a payee under Options B or E dies before the due date of the second monthly payment, the amount applied, minus the first monthly payment, will be paid in a lump sum or under any option other than Option E. This payment will be made to the surviving payee under Option E or the succeeding payee under Option B.

BENEFIT RATES               The Benefit Option Tables show benefit amounts for
                            Option A, B and E. If you choose one of these options, either within five years of the date of surrender or the date the proceeds are otherwise payable, we will apply either the benefit rates listed in the Tables, or the rates we use on the date the proceeds are paid, whichever is more favorable. Benefits that begin more than five years after that date, or as a result of additional deposits, will be based on the rates we use on the date the first benefit is due.

Form 1030-96                          27

                                 BENEFIT OPTIONS

                                     TABLE A

                    BENEFITS FOR SPECIFIED NUMBER OF YEARS

              PAYMENT FOR EACH $1,000 OF CONTRACT VALUE APPLIED

        [These tables are based on an annual interest rate of 3 1/2%.]


--------------------------------------------------------------
--------------------------------------------------------------
                         SEMI-       QUAR-
  YEARS    ANNUAL       ANNUAL       TERLY         MONTHLY
--------------------------------------------------------------
   [1      1000.00      504.30       253.23         84.65
    2       508.60      256.49       128.79         43.05
    3       344.86      173.91        87.33         29.19
    4       263.04      132.65        66.61         22.27
    5       213.99      107.92        54.19         18.12

    6       181.32       91.44        43.92         15.35
    7       158.01       79.69        40.01         13.38
    8       140.56       70.88        35.59         11.90
    9       127.00       64.05        32.16         10.75
   10       116.18       58.59        29.42          9.83

   11       107.34       54.13        27.18          9.09
   12        99.98       50.42        25.32          8.46
   13        93.78       47.29        23.75          7.94
   14        88.47       44.62        22.40          7.49
   15        83.89       42.31        21.24          7.10

   16        79.89       40.29        20.23          6.76
   17        76.37       38.51        19.34          6.47
   18        73.25       36.94        18.55          6.20
   19        70.47       35.54        17.85          5.97
   20        67.98       34.28        17.22          5.75

   21        65.74       33.15        16.65          5.56
   22        63.70       32.13        16.13          5.39
   23        61.85       31.19        15.66          5.24
   24        60.17       30.34        15.24          5.09
   25        58.62       29.56        14.85          4.96

   26        57.20       28.85        14.49          4.84
   27        55.90       28.19        14.15          4.73
   28        54.69       27.58        13.85          4.63
   29        53.57       27.02        13.57          4.53
   30        52.53       26.49        13.3           4.45]
--------------------------------------------------------------
--------------------------------------------------------------


Form 1030-96                          28

                         LIFE INCOME OPTION TABLES

                       MONTHLY ANNUITY BENEFIT PAYMENT
                  FOR EACH $1,000 OF CONTRACT VALUE APPLIED

                                   TABLE B



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
        AGE              LIFE ANNUITY WITH        LIFE           LIFE ANNUITY
       NEAREST          PAYMENTS GUARANTEED      ANNUITY       WITH INSTALLMENT
      BIRTHDAY              FOR 10 YEARS                            REFUND
-------------------------------------------------------------------------------
         [50                    4.22              4.24               4.14

         51                     4.28              4.31               4.19
         52                     4.34              4.37               4.25
         53                     4.41              4.44               4.31
         54                     4.48              4.52               4.37
         55                     4.55              4.59               4.43

         56                     4.63              4.68               4.50
         57                     4.71              4.76               4.57
         58                     4.80              4.86               4.65
         59                     4.89              4.96               4.73
         60                     4.98              5.06               4.82

         61                     5.08              5.18               4.90
         62                     5.19              5.30               5.00
         63                     5.30              5.43               5.10
         64                     5.42              5.56               5.20
         65                     5.55              5.71               5.31

         66                     5.68              5.87               5.43
         67                     5.81              6.04               5.55
         68                     5.96              6.22               5.68
         69                     6.11              6.41               5.81
         70                     6.26              6.62               5.96

         71                     6.43              6.84               6.11
         72                     6.60              7.08               6.27
         73                     6.77              7.34               6.44
         74                     6.95              7.62               6.62
         75                     7.13              7.91               6.81]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


   [ These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table using a blend reflecting 40% of the male rate and 60% of the female rate. ]


Form 1030-96                          29

                       MONTHLY ANNUITY BENEFIT PAYMENT
                  FOR EACH $1,000 OF CONTRACT VALUE APPLIED



                                     TABLE E1                                      TABLE E2
-----------------------------------------------------------------   ------------------------------------------------------
-----------------------------------------------------------------   ------------------------------------------------------
                          Joint and Survivor Life Annuity                   Joint and Two-Thirds Survivor Life Annuity
                                    Older Age                                                Older Age
               --------------------------------------------------   ------------------------------------------------------

               50      55      60     65      70      75      80      50      55      60      65      70      75      80
-----------------------------------------------------------------   ------------------------------------------------------
 Y    [50     3.91    3.97    4.02   4.05    4.07    4.09    4.10    4.25    4.40    4.57    4.76    4.96    5.18    5.39
 O    ----
 U     55             4.18    4.26   4.32    4.36    4.39    4.41            4.60    4.80    5.02    5.26    5.50    5.75
 N    ----
 G     60                     4.54   4.65    4.73    4.78    4.81                    5.08    5.35    5.63    5.92    6.21
 E    ----
 R     65                            5.04    5.19    5.29    5.35                            5.74    6.10    6.46    6.82
      ----
       70                                    5.75    5.95    6.08                                    6.67    7.15    7.62
      ----
 A     75                                            6.77    7.06                                            8.04    8.69
 G    ----                75
 E     80                                                    8.29                                                   10.05]
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

        [These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table using a proportional blend of 50% male and 50% female.]


           MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT
                              NON-PARTICIPATING

Form 1030-96                          30